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Exhibit 5.2

CONSENT OF INDEPENDENT AUDITOR

        We hereby consent to the incorporation by reference in the registration statement on Form F-10 of Rubicon Minerals Corporation (the "Company") of our independent auditor's report dated March 27, 2012 relating to the consolidated financial statements of the Company, which comprise the consolidated balance sheet as at December 31, 2011 and the consolidated statements of operations, comprehensive loss, cash flows, and changes in equity for the year then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information, which independent auditor's report appears in the Company's Annual Report on Form 40-F for the year ended December 31, 2012.

/s/ DE VISSER GRAY LLP
Independent Registered Chartered Accountants Vancouver, British Columbia February 20, 2014

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  Exhibit 5.2
CONSENT OF INDEPENDENT AUDITOR